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                                                                   EXHIBIT 10.28

                                RIDGEVIEW, INC.

                     SPLIT DOLLAR LIFE INSURANCE AGREEMENT




         THIS AGREEMENT is made this the 1st day of January, 1992, by and between RIDGEVIEW, INC., 2101 North Main Avenue, Catawba County, Newton, North Carolina, and ALBERT C. GAITHER, 821 Woodson Drive, Newton, Catawba County, North Carolina.

         The Corporation highly values the efforts, abilities, and accomplishments of the Employee, ALBERT C. GAITHER, and

         The Employee is deemed a member of a select group of management and/or one of the highly compensated employees of the Corporation; and,

         The Corporation, as an inducement to such continued employment, wishes to assist the Employee with his personal life insurance program; and

         The Employee agrees to participate in such program to the extent hereinafter provided.

         NOW, THEREFORE, the parties named above agree as follows:

         1.  Life Insurance Policy

                 (a) In furtherance of the purposes of this Agreement, life insurance, hereinafter referred to as the Policy, has been applied for on the life of ALBERT C. GAITHER, hereinafter called Insured, from General American Life Insurance Company, hereinafter called Insurer. See Schedule A attached hereto for particulars on the Policy and any other life insurance policies issued in connection with this Plan.

                 (b) This Agreement is effective as to a particular Policy upon execution, or upon issuance and acceptance of such Policy, whichever is later.

         2.  Ownership Rights and Duties Under the Policy

                 (a) The Corporation shall be the owner of and possess all incidents of ownership in the Policy. The Employee shall have the right to designate the beneficiary of Part Two of the proceeds of such Policy (see Paragraph 9 and 10) through the Corporation.

                 (b) The Corporation shall be responsible for safeguarding the Policy.

                 (c) The Parties to this Agreement shall execute and forward promptly and without unreasonable delay, changes in beneficiary designation forms and documents, including the Policy,


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as required by the Insurer, to facilitate the exercise of any rights of the
Parties hereto. The Corporation agrees to designate the beneficiary of Part Two of such Policy in accordance with the written direction of the Employee. The Parties hereto shall not be required to execute any documents or take any action that would impair their own interests under the Policy and any assignment of that Policy.

         3.      Policy Loans

                 The Corporation shall have the right to obtain both loans secured by the Policy and withdrawals. The amount of such withdrawals or loans together with the unpaid interest thereon shall at no time exceed that amount the Corporation would be entitled to as determined by Paragraph (10) herein. The interest due on such Policy loans shall be a debt of the Corporation owed to the Insurer.

         4.      Policy Contributions

                 The contributions made to this Policy shall be made by the Corporation. This annual contribution shall not be less than the amount needed to carry the Policy through the Policy year.

         5.      Use of Dividends

                 Annual dividends declared on any Policy anniversary shall be applied as the parties elect on the Policy application and as is permitted by the Insurer at the time that the dividends are declared.

         6.      Payment of Proceeds

                 On the Insured's death:

                 (a) The Corporation shall receive Part One of the Policy, and

                 (b) Such Party or Parties as designated by the Employee in writing shall be the beneficiary of Part Two of the Policy.

         7.      Definitions

                 (a) Part One is the amount of the total contributions made by the Corporation to the Policy as defined in this Agreement less loans or withdrawals made. This amount defines the Corporations interest in the Policy.

                      All payments of proceeds will be net of policy loans or withdrawals made to the Corporation.

                      The Corporation shall properly certify, as required by the Insurer, the extent of its interest in the Policy and payment of such amount shall release the Insurer from any liability to the Corporation.




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                 (b)      Part Two is an amount equal to the balance of the
insurance proceeds in excess of the amount receivable by the corporation as Part One above.

         8.      Termination of Agreement

                 This Agreement shall terminate for any of the following reasons:

                 (a) Performance of its terms, following death of the Insured;

                 (b) Termination of the Insured's employment with the Corporation for reasons other than death and disability;

                 (c) Any action by one Party that would defeat or impair the interest of such other Party other than death or termination of employment. Such action shall include, but is not limited to, failure to make contributions as agreed upon; cancellation of the Policy by any Party hereto. Termination of Agreement because of death or termination of employment shall be effective immediately. All other terminations shall be effective 30 days from any such action.

         9.      Repayment For Reasons Other Than Death

                 (a) In all instances of termination other than by death, the Corporation shall certify as required by the Insurer the extent of its interest in the Policy, and payment of such amount shall release the Insurer from any liability to the Corporation.

                 (b) Such repayment to the Corporation of the amounts owed it under this Agreement shall be made from the total cash values of the Policy. All parties shall execute the documents necessary to facilitate such use of the total cash values, regardless of any rights any party may have in such total cash values.

                 (c) The amounts owed to the Corporation in the event of termination other than by death shall be as designated in Paragraph 7 of this Agreement.

         10. Purchase of Policy Upon Termination of Agreement For Reasons Other Than Death

                 Upon termination of this Agreement for any reason other than death, the Employee shall have the right to purchase the Policy from the Corporation, except that no transfer of ownership shall take place if the Corporation has not certified that its interest in the Policy has been satisfied or released.

                 The purchase price of the Policy shall be the value of the Corporation's interest in the Policy as defined in Paragraph 7 of this Agreement.





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         11.     Named Fiduciary

                 The Secretary of the Corporation, J. MICHAEL GAITHER, is hereby designated as the NAMED FIDUCIARY of this Split Dollar Insurance Plan, in accordance with the Employee Retirement Income Security Act of 1974 and shall serve in such capacity until resignation or removal by the Board of Directors of the Corporation and appointment of a successor by the duly adopted resolution of the Board. The business address and telephone number of the Fiduciary are:

                          J. Michael Gaither
                          RIDGEVIEW, INC.
                          Post Office Box 8
                          Newton, North Carolina 28658
                          (704) 464-2972

                 The NAMED FIDUCIARY shall have the authority to control and manage the operation and administration of this Plan. However, the NAMED FIDUCIARY may allocate his responsibilities for the operation and administration of this Plan, including the designation of persons who are not Named Fiduciaries to carry out fiduciary responsibilities. The NAMED FIDUCIARY shall effect such allocation of his responsibilities by delivering to the Corporation a written instrument signed by him that specifies the nature and extent of the responsibilities allocated, including, if appropriate, the persons, not Named Fiduciaries, who are designated to carry out fiduciary responsibilities under this Plan. The NAMED FIDUCIARY of this Plan shall be responsible for make timely delivery of any required premiums to the Insurer. All Plan documents shall be retained by the NAMED FIDUCIARY and made available for examination at the above indicated business address. Upon written request, the Plan document and other information shall be provided to the parties of this Plan.

         12.     Claims Procedure

                 Benefits shall be payable in accordance with the Plan provisions. Should the Employee or beneficiary fail to receive benefits to which such Employee or beneficiary believes he is entitled, a claim may be filed. Any claim for a plan benefit hereunder shall be filed by the Employee or beneficiary (claimant) of this Plan by written communication which is made by the claimant or the claimant's authorized representative which is reasonably calculated to bring the claim to the attention of the Named Fiduciary.

                 If a claim for a plan benefit is wholly or partially denied, a written notice of the decision shall be furnished to the claimant by the Named Fiduciary or his designee within a reasonable period of time after receipt of the claim by the Plan, which notice shall include the following information:

                 (a) The specific reason or reasons for the denial;





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                 (b)      Specific reference to the pertinent Plan provisions
upon which the denial is based;

                 (c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                 (d)      An explanation of the Plan's claim review procedures.

                 In order that a claimant may appeal a denial of a claim, a claimant or his duly authorized representative:

                 (a) May request a review by written application to the Named Fiduciary or his designee not later than 60 days after receipt by the claimant of written notification of denial of a claim;

                 (b)      May review pertinent documents; and

                 (c)      May submit issues and comments in writing.

                 A decision on review of a denied claim shall be made not later than 60 days after the Plan's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based.

                 Notwithstanding anything contained in this Article to the contrary, any claim for a death benefit under an insurance policy under this Plan shall be filed with the Insurer by the claimant or his authorized representative on the form or forms prescribed for such purpose by the Insurer. The Insurer shall have sole authority for determining whether a death claim shall or shall not be paid, either in whole or in part, in accordance with the terms of such insurance contract which may have been purchased on the life of the Employee.

         13.     Amendment of Agreement

                 This Agreement may be altered, amended, or modified, including the addition of any extra policy provisions, by a written agreement signed by the Corporation and Employee. The law of the State of North Carolina shall govern this Agreement. It shall be the obligation of the Corporation to notify the Insurer of any amendments or changes to this Agreement.





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         14.     Interpretation of Agreement

                 Where appropriate in this Agreement, words used in the singular shall include the plural and words used in the masculine shall include the feminine and vice versa.

         15.     Liability of Insurer

                 General American Life Insurance Company is not a party to this Agreement. With respect to any Policy of insurance issued pursuant to this Agreement, General American Life Insurance Company shall have no liability except as set forth in the Policy. Such Insurer shall not be bound to inquire into or take notice of any of the covenants herein contained as to Policies of life insurance, or as to the application of the proceeds of such Policies.

                 The Insurer shall be discharged from all liability in making payments of the proceeds, and in permitting rights and privileges under a policy to be exercised pursuant to the provisions of the Policy.

         16.     Binding Agreement

                 This Agreement shall bind all parties, their successors and assigns and any Policy beneficiary.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year stated earlier.





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                                RIDGEVIEW, INC.


                                By:    /s/ J. Michael Gaither
                                     --------------------------------
                                     Secretary
Employer
Identification
Number: 56-0377410
                                       /s/ J. Michael Gaither
                                     --------------------------------
                                       J. Michael Gaither, Fiduciary



                                       /s/ Albert C. Gaither
                                     --------------------------------
                                       ALBERT C. GAITHER


WITNESS:


 /s/ Jamie O. Hoyle
- ------------------------------





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                                   SCHEDULE A

                    GENERAL AMERICAN LIFE INSURANCE COMPANY

INSURED:  ALBERT C. GAITHER



                                                        DATE
                                                          OF       CORPORATE
 INSURING COMPANY          POLICY #   FACE AMOUNT       ISSUE    CONTRIBUTION
 ----------------          --------   -----------       -----    ------------
 Northwestern             8,410,848        25,000

 General American         1,947,450        81,100     1/22/83        3,238.18

 General American         6,121,949       270,000     1/22/92        8,768.49

 Transamerica Life       93,041,540        95,147    11/04/58        2,714.00

 Sun Life                    31,121        50,000